Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Reports First Quarter Financial Results

Authorizes Share Repurchase Program

Conference Call Begins at 4:30 p.m. Eastern time today

SAN DIEGO (May 8, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the first quarter ended March 31, 2013, and provided an operating forecast and program updates.

“We have had an excellent start to 2013 and are excited about how quickly the company is evolving into a financial growth story,” said John Higgins, CEO and President of Ligand. “Since the beginning of 2013, we signed an important licensing agreement, acquired milestone and royalty rights that significantly expanded our portfolio, and announced research data for pipeline programs. Most notably, royalties from Promacta and Kyprolis continue to perform very well, with Kyprolis exceeding our initial expectations. We are now generating sustainable cash flow, which has allowed us to pay down debt earlier than planned and to announce a share repurchase program today. These initiatives speak to our confidence in the future of our business.”

Highlights for the first quarter include total revenues of $11.7 million, non-GAAP net income of $3.3 million, or $0.16 per diluted share and GAAP net income of $1.5 million, or $0.07 per diluted share. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

First Quarter Financial Results

Total revenues from continuing operations for the first quarter of 2013 were $11.7 million, compared with $5.6 million for the same period in 2012. Royalty revenues increased by 90% to $5.8 million as compared with $3.1 million for the same period in 2012, primarily due to higher royalties from Promacta® and new royalties from Kyprolis®. License fees and milestones increased $2.4 million compared with the first quarter of 2012, primarily due to the license fee earned from Spectrum Pharmaceuticals for Captisol-Enabled™ Melphalan.

Cost of goods sold was $0.7 million for the first quarter of 2013, compared with $0.2 million for the first quarter of 2012. The increase is primarily due to higher material sales compared with the first quarter of 2012. Other operating costs and expenses from continuing operations in the first quarter of 2013 were $7.1 million, compared with $6.3 million in the first quarter of 2012. Research and development expenses decreased by $0.4 million compared with the first quarter of 2012, primarily due to lower spending on internal development programs. General and administrative expenses increased $1.1 million compared with the same quarter a year ago due primarily to higher non-cash stock-based compensation expense.

Net income for the first quarter of 2013 was $1.5 million, or $0.07 per diluted share, compared with $1.1 million, or $0.06 per diluted share, in the first quarter of 2012. Excluding an increase in contingent liabilities for the first quarter of 2013 of $1.8 million, or $0.09 per diluted share, and a decrease in contingent liabilities for the first quarter of 2012 of $0.5 million, or ($0.03) per diluted share, net income for the first quarter of 2013 was $3.3 million, or $0.16 per diluted share, compared with net income for the first quarter of 2012 of $0.6 million, or $0.03 per diluted share.

As of March 31, 2013, Ligand had cash, cash equivalents, short-term investments and restricted investments of approximately $9.0 million. During the first quarter of 2013, Ligand used $7.0 million of cash to prepay a portion of its outstanding debt.

Corporate Share Repurchase

Ligand’s Board of Directors has authorized a share repurchase program of up to $5.0 million to be used over the next 12 months. With this authorization, the Company may repurchase stock from time to time in the open market. The Company also expects to repay in full its remaining $18.0 million in debt by August 2014 per the existing repayment schedule. The Company believes it will be able to pay down its debt and implement a share repurchase program based on its operating outlook and expectations for rising cash flow from operations.

2013 Financial Forecast

Affirming its previous 2013 financial forecast, the Company expects total revenues to be between $43 million and $46 million, and earnings per diluted share to be between $0.47 and $0.51. For the second quarter of 2013, Ligand estimates revenues to be between $9.0 million and $9.5 million, and earnings per diluted share to be between $0.03 and $0.05. Earnings per share guidance does not include the effects of any increase or decrease in contingent liabilities.

First Quarter and Recent Business Highlights

•
Ligand acquired financial rights to potential future milestones and royalties for more than 15 biologic development programs from Selexis SA. Each acquired program is fully funded by a development partner. Selexis is a privately held global life science company based in Switzerland focused on drug discovery for lead identification and cell line development for scale-up and manufacturing of therapeutic protein drugs.

•
Ligand entered into an international license agreement and a supply agreement with Spectrum Pharmaceuticals for the development and commercialization of Ligand’s Captisol-enabled, propylene glycol-free melphalan. Under the terms of the license agreement, Ligand received a $3 million license fee and is eligible to receive milestone payments and royalties on future net sales of Captisol-enabled melphalan.

•
Ligand received a $1.4 million milestone payment from Retrophin, Inc. related to a license agreement signed in February 2012 for the development of RE-021 for the treatment of focal segmental glomerulosclerosis (FSGS). Ligand is entitled to receive milestone payments and royalties on successful future development and commercialization of RE-021 under this agreement. Retrophin is preparing to initiate a Phase 2 trial for RE-021 in FSGS in 2013.

•	Ligand presented positive preclinical data on its HepDirect™ liver-targeting technology platform at the 2013 International Liver Congress (EASL) Annual Meeting in Amsterdam.

•
Ligand paid $7.0 million of principal earlier than planned on its outstanding debt under its Loan and Security Agreement with Oxford Finance Corporation. Ligand’s new principal debt balance is $18.0 million, which is expected to be fully paid by August 2014.

•	Investigators reported clinical data on Captisol-enabled IV-Topiramate that was featured in the May 2013 issue of the journal Epilepsia.

Non-GAAP Financial Measures

The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above for the quarters ended March 31, 2013 and 2012 exclude expenses related to the increase or decrease in liability for contingent liabilities.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an “adjusted” basis for the quarters ended March 31, 2013 and 2012. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until June 7, 2013 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 412205. Individual investors can access the Webcast at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Lundbeck Inc., Eli Lilly & Co., Spectrum Pharmaceuticals and The Medicines Company. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments may not be received. We and our partners may not be able to timely or successfully advance any product(s) in Ligand's internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for the second quarter of 2013 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand's 2013 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Further, Ligand may not generate its expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended March 31,
	2013	2012

Revenues:
Royalties	$5,826	$3,060
Material sales	1,539	667
Collaborative research and development and other revenues	4,286	1,909
Total revenues	11,651	5,636

Operating costs and expenses:
Cost of goods sold	663	155
Research and development	2,465	2,817
General and administrative	4,502	3,416
Lease exit and termination costs	89	87
Total operating costs and expenses	7,719	6,475
Gain (loss) from operations	3,932	(839)
Other expense, net	(721)	(447)
(Increase) decrease in contingent liabilities	(1,841)	513
Income tax (expense) benefit	(66)	35
Income (loss) from continuing operations	1,304	(738)
Income from discontinued operations, net of taxes	191	1,871
Net income	$1,495	$1,133
Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.06	$(0.04)
Discontinued operations	0.01	0.10
Net income	$0.07	$0.06

Weighted average number of common shares-basic	20,189,378	19,709,078
Weighted average number of common shares-diluted	20,280,030	19,738,801

LIGAND PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2013	December 31, 2012
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$5,037	$12,381
Accounts receivable	4,622	4,589
Inventory	2,838	1,697
Other current assets	986	829
Current portion of co-promote termination asset	4,257	4,327
Total current assets	17,740	23,823

Restricted cash and investments	3,933	2,767
Property and equipment, net	758	788
Goodwill and other identifiable intangible assets	67,557	68,150
Long-term portion of co-promote termination asset	7,916	8,207
Other assets	459	525
Total Assets	$98,363	$104,260

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$15,548	$16,277
Current portion of co-promote termination liability	4,257	4,327
Current portion of note payable	13,212	14,835
Total current liabilities	33,017	35,439
Long-term portion of co-promote termination liability	7,916	8,207
Long-term portion of deferred revenue	2,125	2,369
Long-term debt	5,494	13,443
Other long-term liabilities	19,215	18,317
Total liabilities	67,767	77,775
Stockholders' equity	30,596	26,485
Total liabilities and stockholders' deficit	$98,363	$104,260

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(in thousands, except share data)

	Three Months Ended March 31, 2013
	GAAP	Contingent Liabilities Adjustment	NON-GAAP
	(unaudited)
Gain from operations	$3,932	—	$3,932
Other expense, net	(721)	—	(721)
Increase in contingent liabilities	(1,841)	1,841	—
Income tax expense	(66)	—	(66)
Income from continuing operations	1,304	1,841	3,145
Income from discontinued operations, net of taxes	191	—	191
Net income	$1,495	$1,841	$3,336
Basic per share amounts:
Income from continuing operations	$0.06	$0.10	$0.16
Discontinued operations	0.01	—	0.01
Net income	$0.07	$0.10	$0.17

Diluted per share amounts:
Income from continuing operations	$0.06	$0.09	$0.15
Discontinued operations	0.01	—	0.01
Net income	$0.07	$0.09	$0.16

Weighted average number of common shares-basic	20,189,378	20,189,378	20,189,378
Weighted average number of common shares-diluted	20,280,030	20,280,030	20,280,030

	Three Months Ended March 31, 2012
	GAAP	Contingent Liabilities Adjustment	NON-GAAP

Loss from operations	$(839)	—	$(839)
Other expense, net	(447)	—	(447)
Decrease in contingent liabilities	513	(513)	—
Income tax benefit	35	—	35
Income (loss) from continuing operations	(738)	(513)	(1,251)
Income (loss) from discontinued operations, net of taxes	1,871	—	1,871
Net income	$1,133	$(513)	$620
Basic and diluted per share amounts:
Loss from continuing operations	$(0.04)	$(0.03)	$(0.07)
Discontinued operations	0.10	—	0.10
Net income	$0.06	$(0.03)	$0.03

Weighted average number of common shares-basic	19,709,078	19,709,078	19,709,078
Weighted average number of common shares-diluted	19,738,801	19,738,801	19,738,801

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